FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS NOVEMBER SALES

Secaucus, New Jersey - November 30, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended November 25, 2006.

Total sales for the four-week period ended November 25, 2006, increased 20% to $199.4 million compared to $166.0 million last year. Consolidated comparable store sales increased 12%. During November, the Company opened 14 Children’s Place stores and two Disney Stores.

Total Sales (millions):

	November 2006	November 2005	% Increase	Year-to-Date 2006	Year-to-Date 2005	% Increase
The Children’s Place brand	$132.7	$114.4	16%	$1,121.4	$930.4	21%
Disney Store	$66.7	$51.6	29%	$450.6	$364.7	24%
Total Company	$199.4	$166.0	20%	$1,572.0	$1,295.1	21%

Comparable Store Sales Increase:

	November 2006	November 2005	Year-to-Date 2006	Year-to-Date 2005
The Children’s Place brand	7%	12%	12%	8%
Disney Store	23%	N/A	15%	N/A
Total Company	12%	N/A	13%	N/A

As previously announced, the Company has been conducting an internal investigation into its stock option practices, through its outside counsel and under the supervision of the Audit Committee of the Board. The Board has determined that a Special Committee should complete the investigation, and has established a Special Committee consisting of two independent directors. The Board believes a Special Committee is appropriate given that members of the Audit Committee also served on the Compensation Committee during a significant portion of the period during which stock option grants under investigation were made. The Special Committee has retained separate outside counsel to conduct the balance of the investigation. These actions were taken to avoid any questions concerning the objectivity and independence of the investigation. The Board is committed to completing the investigation and resolving these issues as quickly and diligently as possible.

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PLCE: November 2006 Sales Release

In conjunction with today’s November sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, December 7, 2006. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of November 25, 2006, the Company owned and operated 865 The Children’s Place stores and 333 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2400 Susan LaBar, Manager, Investor Relations, (201) 453-6955

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